Exhibit 99.2

Travere Therapeutics Announces Pricing of Public Offering of Common Stock and Pre-Funded Warrants

SAN DIEGO, February 28, 2023 – Travere Therapeutics, Inc. (Nasdaq: TVTX) today announced the pricing of an underwritten public offering of 8,275,000 shares of its common stock at a price to the public of $21.00 per share and, in lieu of common stock to investors who so choose, pre-funded warrants to purchase 1,250,000 shares of its common stock at a price to the public of $20.9999 per pre-funded warrant. The exercise price of the pre-funded warrants is $0.0001 per share. All of the shares and pre-funded warrants are being sold by Travere. The gross proceeds from the offering are expected to be approximately $200.0 million, before deducting the underwriting discounts and commissions and offering expenses. The offering is expected to close on March 3, 2023, subject to customary closing conditions. In addition, Travere has granted the underwriters for the offering a 30-day option to purchase up to an additional 1,428,750 shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Jefferies, J.P. Morgan, BofA Securities and SVB Securities are acting as the joint book-running managers for the offering.

The shares of common stock described above are being offered by Travere pursuant to a shelf registration statement filed by Travere with the Securities and Exchange Commission (SEC) that became automatically effective on September 3, 2021. A preliminary prospectus supplement and accompanying prospectus related to the offering were filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. A final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at fi@jpmchase.com; from BofA Securities, NC1-004-03-43 200 North College Street, 3rd floor Charlotte, NC 28255-0001 Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or from SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@svbsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Travere Therapeutics

At Travere Therapeutics we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow.

Forward Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by introductory words such as “may,” “expects,” “plan,” “believe,” “will,” “achieve,” “anticipate,” “would,” “should,” “subject to” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding Travere’s expectations with respect to the completion, timing and size of the proposed public offering. For such statements, Travere claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Travere’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, and those factors disclosed in Travere’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements represent Travere’s judgment as of the time of this release. Travere disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Contact:

Naomi Eichenbaum

Vice President, Investor Relations

888-969-7879

IR@travere.com